NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2018
FOURTH QUARTER AND ANNUAL RESULTS, DECLARES DIVIDEND

BOSTON (February 21, 2019) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2018, reporting net income of $43.7 million for the quarter and $216.8 million for the year. The Bank expects to file its annual report on Form 10-K for the year ending December 31, 2018, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 6.17 percent, the approximate daily average three-month LIBOR yield for the fourth quarter of 2018 plus 350 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2018, will be paid on March 4, 2019. The board expects to follow this formula for declaring cash dividends through 2019, though a quarterly loss or a significant, adverse event or trend could cause a dividend to be suspended or reduced.

“The Bank’s strong performance in 2018, including annual increases of 13 percent in net interest income and 14 percent in total net income, was driven by higher interest rates and growth in core mission assets including advances and mortgage loans,” said FHLBank Boston President and CEO Edward A. Hjerpe III. “For the year, we provided our members with a 5.56 percent average annual dividend, increased retained earnings to $1.4 billion, and set aside $24.3 million for our 2019 Affordable Housing Program.”

Hjerpe added, “We allocated $10 million in subsidies per year as part of our Jobs for New England (JNE) and Helping to House New England (HHNE) programs from 2016 through 2018, resulting in $141 million in advances. I am pleased that the impact of JNE and HHNE exceeded the Bank’s expectations and that our board of directors has expanded both programs and extended them for three additional years, for a total new commitment of $45 million in subsidies through 2021.”

Fourth Quarter 2018 Operating Highlights

Net income for the quarter ending December 31, 2018, was $43.7 million, compared with net income of $67.8 million for the same period in 2017. The decline in net income for the quarter was primarily due to a $20.8 million decrease in litigation settlement income, and a $3.5 million decrease in net interest income after provision for credit losses. These results led to a $4.9 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the quarter ending December 31, 2018, was $76.0 million, compared with $79.5 million for the same period in 2017. The $3.5 million decrease was mainly a result of a drop in longer-term yields that increased mortgage prepayment expectations and caused higher premium amortization on U.S. Agency mortgage-backed securities. This decrease was partially offset by an increase in net interest income resulting from higher short-term interest rates, higher average earning assets, and a $659,000 increase of accretion of significant improvement in projected cash flows(1)

associated with previously impaired private-label mortgage backed securities, from $8.3 million in the fourth quarter of 2017 to $8.9 million in the fourth quarter of 2018. Average earning assets increased $2.9 billion from the fourth quarter of 2017 to the fourth quarter of 2018, primarily driven by a $2.9 billion increase in average advances, and a $249.8 million increase in average mortgage loans.

December 31, 2018 Balance-Sheet Highlights

Total assets increased $3.2 billion, or 5.4 percent, to $63.6 billion at December 31, 2018, up from $60.4 billion at year-end 2017. During the year ended December 31, 2018, advances increased $5.6 billion, or 15.0 percent, to $43.2 billion, compared with $37.6 billion at year-end 2017. The increase in advances was primarily in variable-rate advances and short-term fixed-rate advances.

Total investments were $15.9 billion at December 31, 2018, down from $17.9 billion at the prior year end. The decrease was primarily due to a decline of $1.8 billion in MBS. Investments in mortgage loans totaled $4.3 billion at December 31, 2018, an increase of $294.7 million from year-end 2017.

Mandatorily redeemable capital stock decreased $4.1 million to $31.9 million as of December 31, 2018, from $35.9 million as of year-end 2017. GAAP capital at December 31, 2018, was $3.6 billion, an increase of $342.2 million from $3.3 billion at year-end 2017. During 2018, capital stock increased by $245.1 million, resulting from the issuance of $1.8 billion of capital stock to support new advances borrowings by members, offset by capital stock repurchases of $1.6 billion. Total retained earnings grew to $1.4 billion during 2018, an increase of $86.7 million, or 6.6 percent, from December 31, 2017. Of this amount, restricted retained earnings totaled $310.7 million at December 31, 2018. Accumulated other comprehensive loss totaled $316.5 million at December 31, 2018, an improvement of $10.4 million, or 3.2 percent, from December 31, 2017.

The Bank was in compliance with all regulatory capital ratios at December 31, 2018, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2018.(2)

2018 Annual Operating Highlights

Net income for the year ending December 31, 2018, was $216.8 million, compared with net income of $190.2 million for 2017, the result of an increase of $35.0 million in net interest income after provision for credit losses offset by a decrease of $8.0 million in litigation settlement income.

Net interest income after provision for credit losses for the year ending December 31, 2018, was $312.1 million, compared with $277.1 million for 2017. The $35.0 million increase in net interest income after provision for credit losses was mainly a result of a higher interest-rate environment, which led to higher income on capital and lower premium amortization on U.S. Agency mortgage-backed securities; and a $2.7 billion increase in average earning assets primarily consisting of $2.0 billion increase in average advances and $290.1 million increase in average mortgage loans. Offsetting the increases to net interest income after provision for credit losses was a $1.3 million decrease of accretion of significant improvement in projected cash flows(1) associated with previously impaired private-label mortgage backed securities, from $33.7 million in the year ending December 31, 2017, to $32.5 million in the year ending December 31, 2018.

Net interest spread was 0.38 percent for the year ended December 31, 2018, a two basis point decrease from 2017, and net interest margin was 0.51 percent, a four basis point increase from 2017. The decrease in net interest spread reflects a 72 basis point increase in the average yield on earning assets and a 74 basis point increase in the average yield on interest-bearing liabilities. The decrease in net interest spread was primarily attributable to a $619.8 million decrease in the average balance of mortgage-backed securities and higher funding costs for short-term investments. The increase in net interest margin was primarily attributable to the impact of higher interest rates on earning assets, which are partially funded by non-interest-bearing capital.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	12/31/2018	9/30/2018	12/31/2017
ASSETS
Advances	$43,192,222	$40,927,639	$37,565,967
Investments (3)	15,900,204	19,321,695	17,941,614
Mortgage loans held for portfolio, net	4,299,402	4,192,425	4,004,737
Other assets	201,489	252,044	849,628
Total assets	$63,593,317	$64,693,803	$60,361,946

LIABILITIES
Consolidated obligations, net	$58,978,506	$60,173,016	$56,065,529
Deposits	474,878	484,761	477,069
Mandatorily redeemable capital stock	31,868	31,868	35,923
Other liabilities	500,706	483,829	518,295

CAPITAL
Class B capital stock	2,528,854	2,476,876	2,283,721
Retained earnings - unrestricted	1,084,342	1,084,538	1,041,033
Retained earnings - restricted (4)	310,670	301,928	267,316
Total retained earnings	1,395,012	1,386,466	1,308,349
Accumulated other comprehensive loss	(316,507)	(343,013)	(326,940)
Total capital	3,607,359	3,520,329	3,265,130
Total liabilities and capital	$63,593,317	$64,693,803	$60,361,946

Total regulatory capital-to-assets ratio	6.2%	6.0%	6.0%
Ratio of market value of equity (MVE) to par value of capital stock (5)	152%	155%	156%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2018	12/31/2017	12/31/2018	9/30/2018	12/31/2017

Total interest income	$1,426,053	$936,889	$401,212	$368,818	$266,747
Total interest expense	1,113,943	659,886	325,231	291,358	187,177
Net interest income	312,110	277,003	75,981	77,460	79,570
Net interest income after provision for credit losses	312,144	277,099	76,021	77,460	79,518
Net other-than-temporary impairment losses on investment securities recognized in income	(532)	(1,454)	(125)	(71)	(36)
Litigation settlements	12,769	20,761	—	12,769	20,761
Other income	8,589	3,605	2,328	2,410	1,130
Operating expense	71,924	71,141	22,847	16,127	22,372
Other expense	19,978	17,360	6,757	4,531	3,586
AHP assessment	24,299	21,307	4,912	7,238	7,587
Net income	$216,769	$190,203	$43,708	$64,672	$67,828

Performance Ratios: (6)
Return on average assets	0.35%	0.32%	0.28%	0.42%	0.45%
Return on average equity (7)	6.38%	5.83%	5.04%	7.56%	8.46%
Net interest spread	0.38%	0.40%	0.35%	0.38%	0.46%
Net interest margin	0.51%	0.47%	0.49%	0.50%	0.53%

(1)
Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(2)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 16, 2018 (the 2017 Annual Report).

(3)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(4)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20 percent of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2017 Annual Report.

(5)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2017 Annual Report.

(6)	Yields for quarterly periods are annualized.

(7)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” “commitment,” “extended,” "maintaining" and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments, and expectations for the JNE and HHNE programs, are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs, including JNE and HHNE, for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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